Exhibit 4.40

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                            WARRANT TO PURCHASE STOCK


Corporation                     Imaging Technologies Corporation,
                                a Delaware Corporation
Number of Shares:               60,000
Class of Stock:                 Common
Initial Exercise Price:         $2.50 per share
Issue Date:                     June 23, 1998
Expiration Date:                June 23, 2003

         THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, IMPERIAL BANK or registered assignee ("Holder") is entitled to purchase the number of fully paid and non-assessable shares of the class of securities (the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth of this Warrant.

ARTICLE 1.  EXERCISE

                  1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

                  1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder from may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.5

                  1.3 Alternative Stock Appreciation Right. At Holder's option, the Company shall pay Holder the fair market value of the Shares issuable upon conversion of this Warrant pursuant to Section 1.2 in cash in lieu of such Shares.

                  1.4 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares will be the closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

                  1.5 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

                  1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

                  1.7 Repurchase on Sale, Merger, or Consolidation of the
                      Company.

                           1.7.1    "Acquisition". For the purpose of this
Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

                           1.7.2    Assumption of Warrant. If upon the closing
of any Acquisition the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of the Warrant.

                           1.7.3    Nonassumption. If upon the closing of any
Acquisition the successor entity does not assume the obligations of this Warrant and Holder has not otherwise exercised this Warrant in full, then the unexercised portion of this Warrant shall be deemed to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

                           1.7.4    Purchase Right. Notwithstanding the
foregoing, at the election of Holder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received by Holder in consideration of the Shares had Holder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the proceeds of the Acquisition, less (b) the aggregate Warrant Price of the Shares, but in no event less than zero.


ARTICLE 2.  ADJUSTMENTS TO THE SHARES.

                  2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

                  2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company's Articles of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

                  2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

                  2.4 Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit B, if attached, in the event of Diluting Issuances (as defined on Exhibit A).

                  2.5 No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

                  2.6 Certificate as to Adjustments. Upon each adjustment of the
Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.  REPRESENTATIONS AND COVENANTS OF THE COMPANY.

                  3.1  Representations   and  Warranties.   The  Company  hereby
represents and warrants to the Holder as follows:

                  (a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.

                  (b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

                  3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder
(1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matter referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in
(e) above, the same notice as is given to the holders of such registration rights.

                  3.3 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five
(45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

                                   APPENDIX 1

                               NOTICE OF EXERCISE

         1. The undersigned hereby elects to purchase shares of the Common Stock of Imaging Technologies Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

         1. The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion with respect to of the Shares covered by the Warrant.

         [Strike paragraph that does not apply]

         2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as specified below:

                  Chief Financial Officer
                  Controllers Department
                  Imperial Bank
                  P.O. Box 92991
                  Los Angeles, CA 90009

         3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

IMPERIAL BANK


----------------------------
(Signature)


----------------------------
(Date)

                                   APPENDIX 2

                     NOTICE THAT WARRANT IS ABOUT TO EXPIRE

------------------------------- --------------------------, ------------

Chief Financial Officer
Controllers Department
Imperial Bank
P.O. Box 92991
Los Angeles, CA 90009

Gentleperson:

         This is to advise you that the Warrant issued to you described below will expire on June 23, 2003.

Issuer:                                      Imaging Technologies Corporation

Issue Date:                                  June 23, 1998

Class of Security Issuable:                  Common

Exercise Price Per Share:                    $2.50

Number of Shares Issuable:                   60,000

Procedure for Exercise:

         Please contact [name of contact person at (phone number)] with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.

         Imaging Technologies Corporation

         By:
               ----------------------------
         Its:
               ----------------------------
         By:
               ----------------------------
         Its:
               ----------------------------

                                    EXHIBIT A
                                    ---------

                                  IMPERIAL BANK
                             ANTIDILUTION AGREEMENT

         This Antidilution Agreement is entered into as of June 23, 1998, by and between Imperial Bank ("Purchaser") and Imaging Technologies Corporation ("the Company").

                                    RECITALS
                                    --------

         A. Concurrently with the execution of this Antidilution Agreement, the Purchaser is purchasing from the Company a Warrant to Purchase Stock (the "Warrant") pursuant to which Purchaser has the right to acquire from the Company the Shares (as defined in the Warrant).

         B. By this Antidilution Agreement, the Purchaser and the Company desire to set forth the adjustment in the number of Shares issuable upon exercise of the Warrant as a result of a Diluting Issuance (as defined below).

         C. Capitalized terms used herein shall have the same meaning as set forth in the Warrant.

                  NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

         1. Definitions. As used in this Antidilution Agreement, the following terms have the following respective meanings:

                  (a) "Option" means any right, option or warrant to subscribe for, purchase or otherwise acquire common stock or Convertible Securities.

                  (b)   "Convertible   Securities"   means  any   evidences   of
indebtedness, shares of stock or other securities directly or indirectly convertible into or exchangeable for common stock.

                  (c) "Issue" means to grant, issue, sell, assume or fix a record date for determining persons entitled to receive any security (including Options), whichever of the foregoing is the first to occur.

                  (d) "Additional Common Shares" means all common stock (including reissued shares) Issued (or deemed to be issued pursuant to Section
2) after the date of the Warrant. Additional Common Shares does not include, however, any common stock Issued in a transaction described in Sections 2.1 and
2.2 of the Warrant; any common stock Issued upon conversion of preferred stock outstanding on the date of the Warrant; the Shares; or common stock Issued as incentive or in a nonfinancing transaction to employees, officers, directors or consultants to the Company.

                  (e) The shares of common stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security.

         2. Deemed Issuance of Additional Common Shares. The shares of common stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of common stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

         3.       Adjustment of Warrant Price for Diluting Issuances

                  3.1 Ratchet Adjustment. If the Company issues Additional Common Shares after the date of the Warrant and the consideration per Additional Common Share (determined pursuant to Section 9) is less than the Warrant Price in effect immediately before such Issue (a "Diluting Issuance"), the Warrant Price shall be reduced to the letter of:

                  (a) the amount of such consideration per Additional Common Share; or

                  (b) if the Company's common stock is traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System, the last reported bid or sale price of the Company's common stock on the first trading day following a public announcement of the Issuance.

                  3.2 Adjustment of Number of Shares. Upon each adjustment of the Warrant Price, the number of Shares Issuable upon exercise of the Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Shares Issuable upon exercise of the Warrant and (ii) the Warrant Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Warrant Price.

                  3.3  Securities  Deemed  Outstanding.  For the purpose of this
Section 3, all securities Issuable upon exercise of any outstanding Convertible Securities or Options, Warrants, or other rights to acquire securities of the Company shall be deemed to be outstanding.

         4.  No  Adjustment  for  Issuances   Following  Deemed  Issuances.   No
adjustment to the Warrant Price shall be made upon the exercise of Options or conversion of Convertible Securities.

         5.  Adjustment  Following  Changes in Terms of  Options or  Convertible
Securities. If the consideration payable to, or the amount of common stock Issuable by, the Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities, the Warrant Price shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Warrant Price that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall also be recomputed.

         6. Recompuation Upon Expiration of Options or Convertible Securities. The Warrant Price computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any options or rights of conversion under Convertible Securities expire without having been exercised. In the case of Convertible Securities or Options for common stock, the Warrant Price shall be recomputed as if the only Additional Common Shares Issued were the shares of common stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the Options or Convertible Securities. in the case of Options for Convertible Securities, the Warrant Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 9), if any, upon the Issue of the Options for the Convertible Securities.

         7. Limit on Readjustments. No readjustment of the Warrant Price pursuant to Sections 5 or 6 shall increase the Warrant Price more than the amount of any decrease made in respect of the Issue of any Options or Convertible Securities.

         8. 30 Day Options. In the case of any Options that expire by their terms not more than 30 days after the date of Issue thereof, no adjustment of the Warrant Price shall be made until the expiration or exercise of all such Options.

         9. Computation of Consideration. The consideration received by the Company for the Issue of any Additional Common Shares shall be computed as follows:

                  (a) Cash shall be valued at the amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends.

                  (b) Property. Property, other than cash, shall be computed at the fair market value thereof at the time of the Issue as determined in good faith by the Board of Directors of the Company.

                  (c) Mixed Consideration. The consideration for Additional Common Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors.

                  (d) Options and Convertible Securities. The consideration per Additional Common Share for Options and Convertible Securities shall be determined by dividing:

                           (i)      the total amount, if any, received or
receivable by the Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon exercise of the Options or conversion of the Convertible Securities, by

                           (ii)     the maximum amount of common stock (as set
forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.

         10.      General.

                  10.1 Governing Law. This Antidilution Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

                  10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                  10.3 Entire Agreement. Except as set forth below, this Antidilution Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                  10.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, post prepaid, certified or registered mail, return receipt requested, addressed (a) if to Purchaser at Purchaser's address as set forth below, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at the Company's address set forth below, or at such other address as the Company shall have furnished to the Purchaser in writing.

                  10.5 Severability. In case any provision of this Antidilution Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Antidilution Agreement shall not in any way be affected or impaired thereby.

                  10.6 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Antidilution Agreement.

                  10.7 Counterparts. This Antidilution Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

PURCHASER                                   ISSUER

IMPERIAL BANK                               IMAGING TECHNOLOGIES CORPORATION


By:   /s/ Michael A. Berrier                By: /s/ Brian Bonar
    ----------------------------               ----------------------------

Name:                                       Name:

Title:                                      Title:

Address:                                    Address:



                                            By:
                                                ----------------------------
                                            Name:

                                            Title:

                                            Address

                                    EXHIBIT B
                                    ---------

                               Registration Rights

         The Shares shall be deemed "registrable securities" or otherwise entitled to "piggy back" registration rights in accordance with the terms of the following agreement (the "Agreement") between the Company and its investor(s):


                  None
                  -----------------------------------------------------------
                  [Identify Agreement by date, title and parties. If no Agreement exists, indicate by "none."]

         The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder's registration thereunder without the consent of Holder. By acceptance of the Warrant to which this Exhibit C is attached, Holder shall not be deemed to be a party to the Agreement, but solely entitled to the registration rights created thereby.

         If no Agreement exists, then the Company and the Holder shall enter into Holder's standard form of Registration Rights Agreement as in effect on the Issue Date of the Warrant.